Exhibit 99.1

Energy XXI Gulf Coast, Inc. Announces Private Offering

of $1.25 Billion of Senior Secured Second Lien Notes Due 2020

HOUSTON, March 3, 2015 (GLOBE NEWSWIRE) -- Energy XXI Gulf Coast, Inc. (the “Company”), the operating subsidiary of Energy XXI Ltd (“Energy XXI”) (Nasdaq:EXXI), today announced that it has commenced a private offering to qualified institutional buyers of $1.25 billion principal amount of Senior Secured Second Lien Notes due 2020 (the “Notes”), subject to market and other conditions. The Company intends to use a portion of the net proceeds from this offering to repay borrowings under its revolving credit facility, including $325 million of the amount outstanding under the tranche of its revolving credit facility allocated for its indirect, wholly-owned subsidiary, EPL Oil & Gas, Inc., and the remainder for general corporate purposes including funding a portion of its capital expenditure program for fiscal year 2015.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. The Company may not offer or sell the Notes unless the offer or sale would qualify for a registration exemption under the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135C under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the Notes and the expected use of proceeds from such offering. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices and other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Neither Energy XXI nor the Company assumes any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Contact: Inquires of the Company

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com